ProPhase Labs Reports Financial Results

for the First Quarter Ended March 31, 2013

DOYLESTOWN, Pennsylvania – May 6, 2013.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported a net sales increase of 25.3% to $7.5 million for the three months ended March 31, 2013 as compared to net sales of $6.0 million for the three months ended March 31, 2012.

The Company realized net income for the three months ended March 31, 2013, of $290,000, or $0.02 per share, compared to a net loss of $688,000, or ($0.05) per share, for the three months ended March 31, 2012. The improved financial results for the three months ended March 31, 2013 as compared to three months ended March 31, 2012 was due principally to increased revenues while the Company maintained comparable operating expenses from period to period.

Ted Karkus, ProPhase Labs' Chairman and CEO stated, “Much like in 2012, our goal going forward is to introduce new Cold-EEZE® branded products which efficiently leverage our marketing dollars and leverage our strengthening distribution platform.  As previously articulated, our next generation of Cold-EEZE® products (which we expect to be on shelves in the fall of 2013) will not be new flavors of lozenges but rather Cold-EEZE® products in new delivery forms that shorten the duration of the common cold as well as provide additional health benefits. As evidenced in our most recent financial results, we continue to make excellent progress toward our long term strategy of increasing the value of the Cold-EEZE Cold Remedy brand and the value of our Company to the benefit of all shareholders.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	(215) 345-0919 x 0
lmaxey@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2013	2012

Net sales	$7,542	$6,018
Cost of sales	2,203	1,678
Gross profit	5,339	4,340

Operating expenses:
Sales and marketing	3,363	3,177
Administrative	1,498	1,492
Research and development	188	361
	5,049	5,030

Income (loss) from operations	290	(690)
Interest and other income	-	2
Income (loss) before income taxes	290	(688)
Income tax (benefit)	-	-
Net Income (loss)	$290	$(688)

Basic income (loss) per share:
Net income (loss)	$0.02	$(0.05)

Diluted income (loss) per share:
Net income (loss)	$0.02	$(0.05)

Weighted average common shares outstanding:
Basic	15,752	14,796
Diluted	16,199	14,796

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31,	December 31,
	2013	2012

Cash and cash equivalents	$4,536	$572
Accounts receivable	$3,080	$5,409
Inventory	$2,147	$2,051
Total current assets	$10,251	$10,719
Total assets	$16,139	$16,661

Total current liabilities	$3,864	$4,910
Other long term obligations	$300	$300
Total stockholders' equity	$11,975	$11,451